EXHIBIT 99

                                         FOR:   Consolidated Graphics, Inc.

                                 APPROVED BY:   Ronald E. Hale, Jr.
                                                Vice President & Treasurer
                                                (713) 787-0977

                                     CONTACT:   Betsy Brod/Jonathan Schaffer
                                                Media: Stan Froelich/Eileen King
                                                Morgen-Walke Associates, Inc.
                                                (212) 850-5600

FOR IMMEDIATE RELEASE

              CONSOLIDATED GRAPHICS TO ACQUIRE PRIDE PRINTERS, INC.
                            OF BOSTON, MASSACHUSETTS

     HOUSTON, TEXAS - April 2, 1998 -- Consolidated Graphics, Inc. (NYSE:CGX) today announced the signing of a letter of intent to acquire Pride Printers, Inc. of Boston, Massachusetts. Pride Printers is a high-quality commercial printer serving a wide variety of agency and corporate clients. Terms of the transaction were not disclosed.

     Pride Printers' co-founder and president, Walt Sheppard, will remain with the company upon completion of the transaction, and co-owners Andy Arcadipane and Chuck Loring will continue in their management and sales positions. Regarding the announcement, Mr. Sheppard commented, "We chose to join Consolidated Graphics because of their highly focused strategy and demonstrated ability to support the growth plans of Pride Printers. Our customers and employees will be pleased with the advantages Pride Printers gains from combining our quality and service strengths with Consolidated Graphics' operational and financial strengths."

     Commenting on the acquisition, Consolidated Graphics' first acquisition in the important Boston market, Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, said, "Walt Sheppard, Andy Arcadipane, Chuck Loring and the other skilled employees of Pride Printers have a well-deserved reputation for providing superior customer service and quality printing. We are pleased to have them joining our group of commercial printing companies, companies with a similar commitment to service and quality."

     Consolidated Graphics, Inc. is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have 36 companies with annualized revenues in excess of $365 million.

     This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.